Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2016 (except for the effects of discontinued operations, as discussed in Note D, as to which the date is December 7, 2016), with respect to the consolidated financial statements and schedule for the year ended December 31, 2015 included in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Compass Diversified Holdings and subsidiaries on Forms S-3 (File No. 333-200776, File No. 333- 178071, and File No. 333-147217).

/s/ GRANT THORNTON LLP

New York, New York
December 7, 2016